UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
Schedule 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.    )

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iCAD, Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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iCAD, Inc.
4 Townsend West, Suite 17
Nashua, New Hampshire 03063

September 22, 2006

Dear Fellow Stockholders:

You are cordially invited to attend the Annual Meeting of Stockholders which will be held on Friday, October 20, 2006, at 10:00 A.M. (local time), at the offices of Blank Rome LLP, 24th Floor, Boardroom, 405 Lexington Avenue, New York, NY 10174.

The Notice of Annual Meeting and Proxy Statement, which follow, describe the business to be conducted at the meeting.

Whether or not you plan to attend the meeting in person, it is important that your shares be represented and voted. After reading the enclosed Notice of Annual Meeting and Proxy Statement, please complete, sign, date and return your proxy card in the envelope provided. If the address on the accompanying material is incorrect, please advise our Transfer Agent, Continental Stock Transfer & Trust Company, in writing, at 17 Battery Place, New York, New York 10004.

Your vote is very important, and we will appreciate a prompt return of your signed proxy card. We hope to see you at the meeting.

Cordially,

Robert Howard Chairman of the Board

iCAD, Inc.
4 Townsend West, Suite 17
Nashua, New Hampshire 03063

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON OCTOBER 20, 2006

To the Stockholders of iCAD, INC.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of iCAD, Inc. (the “Company”) will be held on Friday, October 20, 2006, at 10:00 A.M. (local time), at the offices of Blank Rome LLP, 24th Floor, Boardroom, 405 Lexington Avenue, New York, NY 10174 for the following purposes:

1.	To elect three Class I directors to hold office until the Annual Meeting of Stockholders to be held in 2009 and until their respective successors have been duly elected and qualified;

2.	To consider and vote upon the Company’s proposed exchange offer to certain of its option holders as more fully described in the accompanying proxy statement; and

3.	To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

Only stockholders of record at the close of business on August 22, 2006 are entitled to notice of and to vote at the Annual Meeting or any adjournments thereof.

By Order of the Board of Directors,

Kenneth Ferry President and Chief Executive Officer

September 22, 2006

IF YOU DO NOT EXPECT TO BE PRESENT AT THE MEETING:

PLEASE FILL IN, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED FOR THAT PURPOSE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO EXERCISE, AND IF YOU ARE PRESENT AT THE MEETING YOU MAY, IF YOU WISH, REVOKE YOUR PROXY AT THAT TIME AND EXERCISE THE RIGHT TO VOTE YOUR SHARES PERSONALLY.

PLEASE NOTE THAT ATTENDANCE AT THE MEETING WILL BE LIMITED TO STOCKHOLDERS OF iCAD, INC. AS OF THE RECORD DATE (OR THEIR AUTHORIZED REPRESENTATIVES) HOLDING EVIDENCE OF OWNERSHIP.  IF YOUR SHARES ARE HELD BY A BANK OR BROKER, PLEASE BRING TO THE MEETING YOUR BANK OR BROKER STATEMENT EVIDENCING YOUR BENEFICIAL OWNERSHIP OF ICAD, INC. STOCK TO GAIN ADMISSION TO THE MEETING.

iCAD, Inc.
PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON OCTOBER 20, 2006

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of iCAD, Inc. (the "Company" or “iCAD”) for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held on October 20, 2006, including any adjournment or adjournments thereof, for the purposes set forth in the accompanying Notice of Meeting.

Management intends to mail this proxy statement and the accompanying form of proxy to stockholders on or about September 25, 2006.

Proxies in the accompanying form, duly executed and returned to the management of the Company and not revoked, will be voted at the Annual Meeting. Any proxy given pursuant to such solicitation may be revoked by the stockholder at any time prior to the voting of the proxy by a subsequently dated proxy, by written notification to the Secretary of the Company, or by personally withdrawing the proxy at the meeting and voting in person.

The address and telephone number of the principal executive offices of the Company are:

4 Townsend West, Suite 17 Nashua, New Hampshire 03063 Telephone No.: (603) 882-5200

OUTSTANDING STOCK AND VOTING RIGHTS

Only holders of the Company’s common stock, par value $.01 per share, (the “Common Stock”) and holders of the Company’s Series A Preferred Stock at the close of business on August 22, 2006, (the “Record Date”) are entitled to receive notice of and to vote at the Annual Meeting. As of the Record Date, the Company had 36,902,885 shares of Common Stock outstanding. Each share of Common Stock is entitled to one vote on all matters. In addition, holders of the Company’s Series A Preferred Stock vote together with holders of the Common Stock as a single class on all actions to be voted on by the stockholders. Each share of Series A Preferred Stock entitles the holder to 100 votes per share. Based upon 5,150 shares of Series A Preferred Stock outstanding on the Record Date, the holders of the Series A Preferred Stock are entitled to an aggregate of 515,000 votes. There are no cumulative voting rights.

VOTING PROCEDURES

The directors will be elected by the affirmative vote of the holders of a plurality of the shares of Common Stock and Series A Preferred Stock voting together as one class that are present in person or represented by proxy at the Annual Meeting, provided a quorum is present. Therefore, the three nominees receiving the greatest number of votes cast at the meeting will be elected as directors of the Company. All other matters at the Annual Meeting, including approval of the proposal to approve the option exchange offer will be decided by the affirmative vote of the holders of a majority of the votes represented by the shares of Common Stock and Series A Preferred Stock cast with respect thereto, provided a quorum is present. A quorum is present if, as of the Record Date, at least a majority of the aggregate votes represented by holders of the shares of Common Stock and Series A Preferred Stock outstanding as of the Record Date are present in person or represented by proxy at the Annual Meeting.

Votes will be counted and certified by one or more Inspectors of Election who are expected to be employees of Continental Stock Transfer & Trust Company, the transfer agent for the Common Stock. In accordance with Delaware law, abstentions and "broker non-votes" (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owner or other person entitled to vote shares as to a matter with respect to which the brokers or nominees do not have discretionary power to vote) will be treated as present for purposes of determining the presence of a quorum. For purposes of determining approval of a matter presented at the meeting, abstentions will be deemed present and entitled to vote and will, therefore, have the same legal effect as a vote "against" a matter presented at the meeting. Broker non-votes will be deemed not entitled to vote on the subject matter as to which the non-vote is indicated and will, therefore, have no legal effect on the vote on that particular matter.

Proxies will be voted in accordance with the instructions thereon. Unless otherwise stated, all shares represented by a proxy will be voted as instructed. If a proxy is executed but no instructions as to how to vote are given the persons named as proxies in the accompanying proxy card intend to vote the shares represented in favor of the three nominees for director listed below and for the approval of Proposal I.

ELECTION OF DIRECTORS

The Company’s Certificate of Incorporation provides that the Company’s Board of Directors is divided into three classes (Class I, Class II and Class III). At each Annual Meeting of Stockholders, directors constituting one class are elected for a three-year term. At this year’s Annual Meeting, three (3) Class I directors will be elected to hold office for a term expiring at the Annual Meeting of Stockholders to be held in 2009. Each director will be elected to serve during his elected term until a successor is elected and qualified or until the director's earlier resignation or removal.

At the Annual Meeting, proxies granted by stockholders will be voted individually for the election, as Class I directors of the Company, of the persons listed below, unless a proxy specifies that it is not to be voted in favor of a nominee for director. In the event any of the nominees listed below is unable to serve, it is intended that the proxy will be voted for such other nominees as are designated by the Board of Directors. Each of the persons named below, who are presently members of the Company’s Board of Directors, has indicated to the Board of Directors of the Company that he will be available to serve.

All nominees are recommended by the Nominating and Corporate Governance Committee. With respect to Mr. Ferry, he was originally referred to the Company by an executive search firm which was hired by the Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF THE NOMINEES SPECIFIED BELOW.

The following table sets forth the name, age and principal occupation of the nominees for election at this Annual Meeting and the length of continuous service as a director of the Company.

CLASS I DIRECTORS (New Term Will Expire in 2009)

Name of Nominee	Age	Principal Occupation or Employment	Director Since

Kenneth Ferry	52	Chief Executive Officer and President of iCAD, Inc.	2006

George Farley	67	Financial Consultant	2004

Herschel Sklaroff	70	Medical Consultant at The Mount Sinai Hospital	2004

Kenneth Ferry. Mr. Ferry has served as the Company’s Chief Executive Officer and President since May 2006. He has over 20 years of experience in the healthcare technology field, with more than 10 years experience in senior management positions. Prior to joining the Company, from October 2003 to May 2006, Mr. Ferry was Senior Vice President and General Manager for the Global Patient Monitoring business for Philips Medical Systems, the market leader in a $2.5 billion industry. In this role he was responsible for Research & Development, Marketing, Business Development, Supply Chain and Manufacturing, Quality and Regulatory, Finance and Human Resources. From August 2001 to October 2003, Mr. Ferry served as Senior Vice President for Philips Medical Systems Division. From 1983 to 2001, Mr. Ferry served in a number of management positions with Hewlett Packard and Agilent Technologies. As a Vice President and General Manager in the Hewlett Packard/Agilent Technologies Healthcare Solutions Group, he was one of the key executives responsible for the sale of Agilent’s Medical Solutions Group to Philips Medical Systems in August 2001.

George Farley, a Certified Public Accountant, is currently a financial consultant, a position he has held since August 1999. From November 1997 to August 1999 Mr. Farley served as Chief Financial Officer and Director for Talk America, Inc (formerly Talk.com, Inc.). He previously held the position as National Director, Managing Partner of BDO Seidman, LLP, where he specialized in Capital Formation and Mergers and Acquisitions. In addition to his service as director at Talk America, he has held directorships at Preserver Insurance Group, Acorn Holding Corp., and is currently a director of Ionatron, Inc. (“Ionatron”), a public company involved in the development and marketing of directed energy weapon technology and products that include direct energy weapons for defense and security customers primarily in the U.S. Government.

Dr. Herschel Sklaroff has been in private practice since 1966 and is currently involved in the establishment of the new Diagnostic and Preventive Medical Center at The Mount Sinai Hospital where he will serve as Associate Director. Dr. Sklaroff served his internship, medical residency and residency in Cardiology at The Mount Sinai Hospital of New York City where he was Chief Resident. Dr. Sklaroff served, from 1980 to 1990 as Chief of Medical Consultation Services, and from 1978 to 1990 as Chief of General Medicine, both at The Mount Sinai Hospital.

The following tables set forth similar information with respect to incumbent directors in Class II and Class III of the Board of Directors who are not nominees for election at this Annual Meeting:

CLASS II DIRECTORS (Term Expires in 2007)

Name of Nominee	Age	Principal Occupation or Employment	Director Since

James Harlan	54	Executive Vice President and CFO of HNG Storage Company	2000

Maha Sallam	39	Vice President of the Company	2002

Elliot Sussman	54	President and CEO of Lehigh Valley Hospital and Health Network	2002

James Harlan was the founder and has been the Executive Vice President and Chief Financial Officer of HNG Storage Company, a natural gas storage, development and operations company since 1998. From 1991 to 1997 Mr. Harlan served as General Manager and Chief Financial Officer of Pacific Resources Group where he was responsible for the planning and financial development of various manufacturing and distribution businesses in Asia. He also served as operations research and planning analyst for the White House Office of Energy Policy and Planning from 1977 to 1978, the Department of Energy from 1978 to 1981, and U.S. Synthetic Fuels Corporation from 1981 to 1984. Mr. Harlan is a director of Ionatron.

Maha Sallam has been a Vice President of the Company since July 2002. From 1997 until the Company’s acquisition of Intelligent Systems Software, Inc. (“ISSI”) in July 2002, Ms. Sallam served as President, and then Director and Vice President of Regulatory Affairs and Clinical Testing at ISSI. She was one of ISSI’s founders and has over fourteen years of experience in the medical industry. Ms. Sallam has a strong background in image analysis research including a doctoral dissertation, conference presentations and several publications.

Dr. Elliot Sussman is currently President and Chief Executive Officer of Lehigh Valley Hospital and Health Network, a position he has held since 1993. Dr. Sussman is the Leonard Parker Pool Professor of Health Systems Management, Professor of Medicine, and Professor of Health Evaluation Sciences at Pennsylvania State University’s College of Medicine. Dr. Sussman served as a Fellow in General Medicine and a Robert Wood Johnson Clinical Scholar at the University of Pennsylvania, and trained as a resident at the Hospital of the University of Pennsylvania. Dr. Sussman is a director and the Chairperson of the compensation committee of the Board of Directors of Universal Health Realty Income Trust, a public company involved in real estate investment trust primarily engaged in investing in healthcare and human service-related facilities. Dr. Sussman is also a director of the Board of Directors of VIASYS Healthcare, Inc., a healthcare technology company.

CLASS III DIRECTORS (Term Expires in 2008)

Name of Nominee	Age	Principal Occupation or Employment	Director Since

Robert Howard	83	Chairman of the Board of Directors of the Company	1984

W. Scott Parr	55	Vice Chairman of the Company’s Board	1998

Rachel Brem	47	Director of Breast Imaging and Intervention, Professor of Radiology and the Vice-Chairman in the Department of Radiology at The George Washington University Medical Center	2004

Robert Howard, the founder and Chairman of the Board of Directors of the Company, was the inventor of the first impact dot matrix printer. Mr. Howard was Chief Executive Officer of the Company from its establishment in 1984 until December of 1993. He was the founder, and from 1969 to April 1980 he served as President and Chairman of the Board, of Centronics Data Computer Corp. ("Centronics"), a manufacturer of a variety of computer printers. He resigned from Centronics’ board of directors in 1983. From April 1980 until 1983, Mr. Howard was principally engaged in the management of his investments. Commencing in mid-1982, Mr. Howard, doing business as R.H. Research, developed the ink jet technology upon which the Company was initially based. Mr. Howard contributed this technology, without compensation, to the Company. Mr. Howard was Chairman of the Board of Presstek, Inc. (“Presstek”), a public company which has developed proprietary imaging and consumables technologies for the printing and graphic arts industries from July 1988 to September 1998 and served as Chairman Emeritus of the Board of Presstek from September 1998 to December 2000. Mr. Howard was Chairman of the Board of Ionatron from its inception in 2002 until he resigned as its Chairman in March 2006.

W. Scott Parr joined the Company in January 1998 as President and Chief Executive Officer and served in such capacities until May 2006. He was appointed to the Company’s Board of Directors in February 1998 and became Vice Chairman of the Board in May 2006. Prior to joining iCAD, Mr. Parr served as Divisional Director and a member of the Board of Directors of SABi International Ventures, Inc. where he was responsible for restructuring and upgrading certain U.S. companies owned by foreign and venture investors. From 1995 to 1997 Mr. Parr was Chief Executive Officer, General Counsel and Director of Allied Logic Corporation, a start-up venture specializing in proprietary molding and manufacturing technologies. From 1990 to 1995 Mr. Parr was General Counsel and a Director of LaserMaster Technologies, Inc.

Dr. Rachel Brem is currently the Director of Breast Imaging and Intervention, Professor of Radiology and the Vice-Chairman in the Department of Radiology at The George Washington University Medical Center, positions she has held since 2000. From 1991 to 1999 Dr. Brem was the Director of Breast Imaging at the John Hopkins Medical Center. Dr. Brem’s research includes Minimally Invasive Breast Biopsy, New Technologies for the Earlier Diagnosis of breast cancer including Computer Aided Detection, as well as Nuclear Medicine Imaging of the Breast and Electrical Impedance Imaging of the Breast.

BOARD OF DIRECTORS AND COMMITTEE MEETINGS

During the fiscal year ended December 31, 2005 ("2005"), the Board of Directors held four meetings. In addition, the Board took action by unanimous written consent in lieu of meetings. During 2005, each member of the Board participated in all Board and applicable committee meetings held during the period for which he or she was a director. The Company’s current policy strongly encourages that all of its Directors attend the Company’s Annual Meeting of Stockholders, absent extenuating circumstances that would prevent their attendance. At last years Annual Meeting of Stockholders, Messrs. Howard, Parr, Sussman, Harlan, and Ms. Sallam were the Directors in attendance.

BOARD COMMITTEES

The Board of Directors maintains an Audit Committee, a Nominating and Corporate Governance Committee and a Compensation Committee.  The Audit Committee, the Nominating and Corporate Governance Committee and the Compensation Committee are comprised solely of persons who meet the definition of an “Independent Director” under the NASD Marketplace Rules applicable to Nasdaq listed companies. In addition, each member of the Audit Committee meets the independence requirements of applicable Securities and Exchange Commission (“SEC”) rules. The Audit Committee adopted a charter in 2004, a copy of which was filed as Exhibit A to the Company’s Definitive Proxy Statement on Schedule 14A filed with the SEC on May 28, 2004. The Nominating and Corporate Governance Committee adopted a charter in 2005, a copy of which was filed as Exhibit A to the Company’s Definitive Proxy Statement on Schedule 14A filed with the SEC on May 25, 2005.

The Audit Committee, among other things, selects the firm to be appointed as the independent registered public accounting firm to audit the Company’s financial statements and reviews and discusses the scope and results of each audit with the independent registered public accounting firm and with management. The Audit Committee held seven meetings during 2005. The current members of the Audit Committee are: James Harlan, Chairperson; George Farley and Elliot Sussman. The Board of Directors has determined that Mr. Farley qualifies as the Audit Committee’s “financial expert” under applicable SEC rules.

The Nominating and Corporate Governance Committee is responsible for, among other things, developing and recommending to the Board corporate governance policies for the Company, establishing procedures for the director nomination process and recommending nominees for election to the Board.  The Nominating and Corporate Governance Committee held one meeting during 2005. The current members of the Nominating and Corporate Governance Committee are: George Farley, Chairperson; Rachel Brem; and Herschel Sklaroff.

The Compensation Committee of the Board of Directors is responsible for, among other things, assisting the Board in overseeing the Company’s executive compensation strategy and reviewing and approving the compensation of the Company’s executive officers. The Compensation Committee held two meetings during 2005. The current members of the Compensation Committee are: Elliot Sussman, Chairperson; Rachel Brem; and James Harlan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee of the Board of Directors is responsible for, among other things, assisting the Board in overseeing the Company’s executive compensation strategy and reviewing and approving the compensation of the Company’s executive officers. During 2005 none of the executive officers of the Company served on the Board of Directors or Compensation Committee of any other entity.

COMPLIANCE WITH SECTION 16(a) OF SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than 10 percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors, and greater than 10 percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on the Company's review of copies of such forms received by the Company, the Company believes that during 2005, all filing requirements applicable to all officers, directors, and greater than 10% beneficial stockholders were timely complied with except for Dr. Herschel Sklaroff who filed a late Form 4 with respect to his conversion of shares of the Company’s Series A Preferred Stock.

DIRECTOR INDEPENDENCE

The Board has determined that Messrs. Harlan and Farley and Drs. Brem, Sklaroff and Sussman, meet the director independence requirements of the NASD Marketplace Rules applicable to Nasdaq listed companies.

CODE OF BUSINESS CONDUCT AND ETHICS

The Company has developed and adopted a comprehensive Code of Business Conduct and Ethics to cover all employees. Copies of the Code of Business Conduct and Ethics can be obtained, without charge, upon written request, addressed to:

iCAD, Inc. 4 Townsend West, Suite 17 Nashua, NH 03063 Attention: Corporate Secretary

COMMUNICATIONS WITH THE BOARD

The Board of Directors, through its Nominating and Corporate Governance Committee, has established a process for stockholders to send communications to the Board of Directors. Stockholders may communicate with the Board of Directors individually or as a group by writing to: The Board of Directors of iCAD, Inc. c/o Corporate Secretary, 4 Townsend West, Suite 17, Nashua, NH 03063. Stockholders should identify their communication as being from an iCAD stockholder. The Corporate Secretary may require reasonable evidence that the communication or other submission is made by an iCAD stockholder before transmitting the communication to the Board of Directors.

CONSIDERATION OF DIRECTOR NOMINEES

Stockholders of the Company wishing to recommend director candidates to the Nominating and Corporate Governance Committee must submit their recommendations in writing to the Nominating and Corporate Governance Committee, c/o Corporate Secretary, iCAD, Inc., 4 Townsend West, Suite 17, Nashua, NH 03063.

The Nominating and Corporate Governance Committee will consider nominees recommended by iCAD stockholders provided that the recommendation contains sufficient information for the Nominating and Corporate Governance Committee to assess the suitability of the candidate, including the candidate’s qualifications. Candidates recommended by stockholders that comply with these procedures will receive the same consideration that candidates recommended by the Committee receive. The recommendations must also state the name of the stockholder who is submitting the recommendation. In addition, it must include information regarding the recommended candidate relevant to a determination of whether the recommended candidate would be barred from being considered independent under NASD Marketplace Rule 4200, or, alternatively, a statement that the recommended candidate would not be so barred. A nomination which does not comply with the above requirements will not be considered.

The qualities and skills sought in prospective members of the Board are determined by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee generally requires that director candidates be qualified individuals who, if added to the Board, would provide the mix of director characteristics, experience, perspectives and skills appropriate for the Company. Criteria for selection of candidates will include, but not be limited to: (i) business and financial acumen, as determined by the Committee in its discretion, (ii) qualities reflecting a proven record of accomplishment and ability to work with others, (iii) knowledge of the Company’s industry, (iv) relevant experience and knowledge of corporate governance practices, and (v) expertise in an area relevant to the Company. Such persons should not have commitments that would conflict with the time commitments of a Director of the Company. Such persons shall have other characteristics considered appropriate for membership on the Board of Directors, as determined by the Nominating and Corporate Governance Committee.

DEADLINE AND PROCEDURES FOR SUBMITTING BOARD NOMINATIONS

A stockholder wishing to nominate a candidate for election to the Board at the Annual Meeting of Stockholders to be held in 2007 is required to give written notice containing the required information specified above addressed to the Nominating and Corporate Governance Committee, c/o Secretary of the Company, iCAD, Inc., 4 Townsend West, Suite 17, Nashua, NH 03063 of his or her intention to make such a nomination. The notice of nomination and other required information must be received by the Company’s Secretary no later than February 28, 2007.

COMPENSATION OF DIRECTORS

The Company does not pay cash compensation to members of its Board of Directors for their services as board members. The Company does reimburse members of the board for out-of-pocket expenses incurred for attendance at Board and Board Committee meetings and for other out-of-pocket expenses incurred by them as directors of the Company. There were no stock options granted to Board members in their capacities as directors during 2005.

EXECUTIVE OFFICERS

The executive officers of the Company are Mr. Ferry, Ms. Darlene Deptula-Hicks, the Company’s Executive Vice President of Finance and Chief Financial Officer, Mr. Jeffrey Barnes, the Company’s Senior Vice President of Sales and Ms. Stacey Stevens, the Company’s Senior Vice President of Marketing and Strategy.

Darlene Deptula-Hicks, 48, joined the Company in September 2006 as the Company’s Executive Vice President of Finance and Chief Financial Officer. From January 2002 to February 2006, Ms. Deptula-Hicks served as Executive Vice President and Chief Financial Officer and Treasurer of ONI Medical Systems, Inc., a venture capital-backed designer and manufacturer of high-field diagnostic imaging systems. From 1998 to 2001, Ms. Deptula-Hicks was Executive Vice President and Chief Financial Officer and Treasurer of Implant Sciences Corporation, an early stage medical device company that had its initial public offering in June of 1999. Ms. Deptula-Hicks has also held various senior financial and accounting positions at Abiomed, Incorporated; GCA Corporation; Edwards High Vacuum International and Puritan Bennett Corporation. Ms. Deptula-Hicks also currently serves on the Board of Directors and as Chair of the Audit Committees of Technest Holding, Inc., a public defense and homeland security company and IMCOR Pharmaceutical Company, a public biotech company.

Jeffrey Barnes, 44, joined the Company in May 2006 as Senior Vice President of Sales. For the 17 years prior to joining the Company Mr. Barnes served in a variety of sales and marketing management positions with Philips Medical Systems, Agilent Technologies and Hewlett Packard Healthcare Solutions Group (which was acquired in 2001 by Philips Medical Systems). From November 2002 to April 2006 he was Vice President Sales and national Sales Manager for Cardiac Resuscitation Solutions at Philips Medical Systems, where he worked closely with iCAD’s Chief Executive Officer, Kenneth Ferry. Mr. Barnes was responsible for sales and service operations at Philips’ market-leading defibrillation field organization. From May 2000 to November 2002, Mr. Barnes served as Vice President of Marketing, Americas, for the Cardiac and Monitoring Systems unit of HP/Agilent and Philips Medical Systems. He was responsible for all marketing activities and certain direct sales activities for the North and South American field operation.

Stacey Stevens, 38, joined the Company in June 2006 as the Company’s Senior Vice President of Marketing and Strategy. During the past 16 years, Ms. Stevens has served in a variety of sales, business development, and marketing management positions with Philips Medical Systems, Agilent Technologies and Hewlett Packard's Healthcare Solutions Group (which was acquired in 2001 by Philips Medical Systems). Most recently, prior to joining the Company she was Vice President, Marketing Planning at Philips Medical Systems, where she was responsible for the leadership of all global marketing planning functions for Philips' Healthcare Business. From 2003 to 2005, she was Vice President of Marketing for the Cardiac and Monitoring Systems Business Unit of Philips where she was responsible for all marketing and certain direct sales activities for the America's Field Operation. Prior to that, Ms. Stevens held several key marketing management positions in the Ultrasound Business Unit of Hewlett-Packard/Agilent and Philips Medical Systems.

EXECUTIVE COMPENSATION

The following table provides information on the compensation provided by the Company during fiscal years 2005, 2004 and 2003 to (i) the Company's Chief Executive Officer during those years, (ii) the four highest paid executive officers other than the Company’s Chief Executive Officer, who served in such capacity during 2005 and at the end of 2005, and the Company’s former Vice President of Sales and Marketing (collectively “the Named Persons”).

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary($)	Securities Underlying Option(#)
W. Scott Parr (1) President, Chief Executive Officer, Director	2005	230,977	150,000
	2004	214,108	-0-
	2003	191,600	-0-

Annette Heroux Vice President of Finance, Chief Financial Officer(2)	2005	159,420	35,000
	2004	129,269	-0-
	2003	111,814	-0-

Thomas Shoup (3) Chief of Staff	2005	178,170	-0-
	2004	221,823	80,000

John DeBiase (4) Vice President of Sales and Marketing	2005	245,161	100,000

Samuel Ronci (4) Vice President of Operations	2005	127,115	85,000

Thomas Fister (4) Vice President of Development	2005	126,585	40,000

(1)	Mr. Parr resigned from the position of President and Chief Executive Officer and employee of the Company in May 2006.

(2)	Ms. Heroux resigned from the position of Vice President of Finance and Chief Financial Officer of the Company in September 2006.

(3)	Mr. Shoup resigned from the position of Chief of Staff and employee of the Company in May 2006.

(4)
Messrs. Fister, Ronci and DeBiase were elected executive officers of iCAD in 2005. Mr. Fister served as executive officer until his resignation as an employee of the Company in the first quarter of 2006; Mr. Ronci served until his resignation as an employee of the Company in April 2006; and Mr. DeBiase served as executive officer until November 2005 and resigned as an employee of the Company in December 2005.

OPTION GRANTS IN LAST FISCAL YEAR

The following table sets forth certain information regarding stock options granted by the Company to those Named Persons who were granted options in 2005.

	Individual Grants				Potential Realizable Value
	Number of Securities Underlying Options	Percent of Total Options Granted to Employees	Exercise of Base Price	Expiration	At Assumed Annual Rates of Stock Price Appreciation Option Term(2)
Name	Granted(1)	In Fiscal Year	($/Sh)	Date	5%($)	(10%($)

W. Scott Parr	150,000	13%	3.92	03/11/2015	369,790	937,121

Annette Heroux	35,000	3%	3.92	03/11/2015	86,284	218,661

John DeBiase	100,000	9%	3.92	03/31/2006	246,527	624,747

Samuel Ronci	50,000	4%	3.32	07/31/2006	104,397	264,561
	35,000	3%	3.92	07/31/2006	86,284	218,661

Thomas Fister	40,000	3%	3.92	04/20/2006	98,611	249,899

(1)	All of the foregoing options vested between March 11, 2005 and December 30, 2005.

(2)
The potential realizable value columns of the table illustrate values that might be realized upon exercise of the options immediately prior to their expiration, assuming the Company’s Common Stock appreciates at the compounded rates specified over the term of the options. These numbers do not take into account provisions of options providing for termination of the option following termination of employment or non transferability of the options and do not make any provision for taxes associated with exercise. Because actual gains will depend upon, among other things, future performance of the Common Stock, there can be no assurance that the amounts reflected in this table will be achieved.

AGGREGATED OPTION EXERCISES IN LAST FISCAL
YEAR AND FISCAL YEAR-END OPTION VALUES

The following table sets forth information regarding the exercise of stock options during the Company's last completed fiscal year by each of the Named Persons and the fiscal year-end value of unexercised options.

Name	Shares Acquired on Exercise (#)	Value Realized	Securities Underlying Unexercised Options at FY-End (#) Exercisable/ Unexercisable	Value of Unexercised In-the Money Options at FY-End ($)(1) Exercisable/ Unexercisable

W. Scott Parr	0	0	681,518 / -0-	57,273 / -0-
Annette Heroux	0	0	149,100 / -0-	3,952 / -0-
Thomas Shoup	0	0	80,000 / -0-	-0- / -0-
John DeBiase	0	0	141,000 / -0-	-0- / -0-
Samuel Ronci	0	0	85,000 / -0-	-0- / -0-
Thomas Fister	0	0	81,000 / -0-	-0- / -0-

(1)	Based upon the closing price of the Common Stock on December 30, 2005, of $1.17 per share.

Employment Agreements and Arrangements

The Company has entered into an employment agreement with Kenneth Ferry that provides for Mr. Ferry’s employment as the Company’s Chief Executive Officer and President for a term commencing on May 15, 2006 and expiring on December 31, 2008, subject to automatic one-year renewals after the expiration of the initial term under certain conditions, at an annual base salary of $300,000. The agreement also provided for Mr. Ferry to receive a signing bonus of $35,000 and for his eligibility to receive during each employment year during the term of the agreement an annual incentive bonus (“Incentive Bonus”) in each calendar year of up to $100,000 (except for the 2006 fiscal year where the bonus will not be less than $50,000) if the Company achieves goals and objectives mutually agreed upon by the Board and Mr. Ferry.

Mr. Ferry is also entitled to customary benefits, including participation in employee benefit plans, and reasonable travel and entertainment expenses as well as a monthly automobile allowance. The employment agreement provides that if his employment is terminated without cause, Mr. Ferry will receive an amount equal to his base salary then in effect for the greater of the remainder of his original term of employment or one (1) year plus the pro rata portion of any Incentive Bonus earned in any employment year through the date of his termination. In the event that within six months of a “change in control”, either (i) Mr. Ferry is terminated by the Company without “cause” or (ii) he terminates his agreement for “good reason,” as all such terms are defined in the employment agreement, he will be entitled to receive his base salary then in effect for the greater of the remainder of his original term of employment or two (2) years from the date of termination plus any Incentive Bonus which otherwise would have been payable to him for any employment year in which the date of his termination occurred.

Pursuant to the agreement and as an inducement to his joining the Company, Mr. Ferry was also granted non-qualified stock options outside of a stockholder approved plan to purchase 800,000 shares of the Company's Common Stock on April 19, 2006, with an exercise price equal to $1.59, the closing sale price of the Common Stock on April 17, 2006, which was the employment inducement date. The options become exercisable as to (i) 160,000 shares on May 15, 2006, (ii) an additional 160,000 shares on December 31, 2006; (iii) an additional 160,000 shares on May 15, 2007; (iv) an additional 160,000 shares on May 15, 2008 and (v) an additional 160,000 shares on May 15, 2009. Vesting of the options accelerates as to the 160,000 shares to which the options become exercisable at the latest date (to the extent any such shares remain unvested at the time), upon the closing sale price of the Company’s Common Stock for a period of twenty (20) consecutive trading days exceeding (i) 200% of the exercise price of the per share of the options; (ii) 300% of the exercise price per share of the options or (iii) 400% of the exercise price per share of the options. The options expire on March 15, 2011, subject to earlier expiration under certain conditions. The unvested portion of these options will automatically vest if Mr. Ferry’s employment is terminated by the Company without cause or by Mr. Ferry for “good reason” within six (6) months of a change in control.

The Company entered into an employment agreement with Jeffrey Barnes that provides for Mr. Barnes’ employment as the Company’s Senior Vice President of Sales for a term commencing on May 15, 2006 and expiring on December 31, 2008 subject to automatic one year renewals at the end of the initial term, subject to certain conditions, at an annual base salary of $185,000. The agreement also provided for Mr. Barnes to receive a signing bonus of $20,000 and for his eligibility to receive during each employment year during the term of the agreement an annual incentive bonus (“Barnes Incentive Bonus”) in each calendar year of up to $74,000 (except for the 2006 fiscal year where the bonus will not be less than $37,000) if the Company achieves goals and objectives mutually agreed upon by the Board and Mr. Barnes.

Mr. Barnes is also entitled to customary benefits, including participation in employee benefit plans and reasonable travel and entertainment expenses. The employment agreement provides that if his employment is terminated without cause, Mr. Barnes will receive an amount equal to his base salary then in effect for the greater of the remainder of his original term of employment or one (1) year from the date of termination plus the pro rata portion of any Barnes Incentive Bonus earned in any employment year through the date of his termination. In the event that within three months of a “change in control” either (i) Mr. Barnes is terminated by the Company without “cause” or (ii) he terminates his agreement for “good reason,” as all such terms are defined in the employment agreement, he will be entitled to receive his base salary then in effect for the greater of the remainder of his original term of employment or one (1) year from the date of termination plus any Barnes Incentive Bonus which otherwise would have been payable to him for any employment year in which the date of his termination occurred.

Pursuant to the agreement and as an inducement to his joining the Company, Mr. Barnes was also granted non-qualified stock options outside of a stockholder approved plan to purchase 225,000 shares of the Company's Common Stock on April 19, 2006, with an exercise price equal to $1.59, the closing sale price of the Common Stock on April 17, 2006. The options become exercisable as to (i) 45,000 shares on May 15, 2006, (ii) an additional 45,000 shares on December 31, 2006; (iii) an additional 45,000 shares on May 15, 2007; (iv) an additional 45,000 shares on May 15, 2008 and (v) an additional 45,000 shares on May 15, 2009. Vesting of the options accelerates as to the 45,000 shares to which the options become exercisable at the latest date (to the extent any such shares remain unvested at the time), upon the closing sale price of the Common Stock for a period of twenty (20) consecutive trading days exceeding (i) 200% of the exercise price of the per share of the option; (ii) 300% of the exercise price per share of the options or (iii) 400% of the exercise price per share of the options. The options expire on March 15, 2011, subject to earlier expiration under certain conditions. The unvested portion of these options will automatically vest if Mr. Barnes’ employment is terminated without cause within six (6) months of a change in control.

The Company entered into an employment agreement with Stacey Stevens that provides for Ms. Stevens’ employment as the Company’s Senior Vice President of Marketing and Strategy for a term commencing on June 1, 2006 and expiring on December 31, 2008 subject to automatic one year renewals at the end of the initial term, subject to certain conditions, at an annual base salary of $160,000. The agreement also provided for Ms. Stevens to receive a signing bonus of $20,000 and for her eligibility to receive during each employment year during the term of the agreement an annual incentive bonus (“Stevens Incentive Bonus”) in each calendar year of up to $48,000 (except for the 2006 fiscal year where the bonus will not be less than $24,000) if the Company achieves goals and objectives mutually agreed upon by the Board and Ms. Stevens.

Ms. Stevens is also entitled to customary benefits, including participation in employee benefit plans and reasonable travel and entertainment expenses. The employment agreement provides that if her employment is terminated without cause, Ms. Stevens will receive an amount equal to her base salary then in effect for the greater of the remainder of her original term of employment or one (1) year from the date of termination plus the pro rata portion of any Stevens Incentive Bonus earned in any employment year through the date of her termination. In the event that within three months of a “change in control” either (i) Ms. Stevens is terminated by the Company without “cause” or (ii) she terminates her agreement for “good reason,” as all such terms are defined in the employment agreement, she will be entitled to receive her base salary then in effect for the greater of the remainder of her original term of employment or one (1) year from the date of termination plus any Stevens Incentive Bonus which otherwise would have been payable to her for any employment year in which the date of her termination occurred.

Pursuant to the agreement and as an inducement to her joining the Company Ms. Stevens was also granted non-qualified stock options outside of a stockholder approved plan to purchase 150,000 shares of the Company's Common Stock on April 28, 2006, with an exercise price equal to $1.98, the closing sale price of the Common Stock on April 27, 2006. The options become exercisable as to (i) 30,000 shares on June 1, 2006, (ii) an additional 30,000 shares on December 31, 2006; (iii) an additional 30,000 shares on June 1, 2007; (iv) an additional 30,000 shares on June 1, 2008 and (v) an additional 30,000 shares on June 1, 2009.  Vesting of the options accelerates as to the 45,000 shares to which this option becomes exercisable at the latest date (to the extent any such shares remain unvested at the time), upon the closing sale price of the Common Stock for a period of twenty (20) consecutive trading days exceeding  (i) 200% of the exercise price of the per share of the option; (ii) 300% of the exercise price per share of the options or (iii) 400% of the exercise price per share of the options. The options expire on June 1, 2011, subject to earlier expiration under certain conditions. The unvested portion of these options will automatically vest if Ms. Stevens’ employment is terminated without cause within three (3) months of a change in control.

The Company entered into an employment agreement with Darlene Deptula-Hicks that provides for Ms. Deptula-Hicks employment as the Company’s Executive Vice President of Finance and Chief Financial Officer for a term commencing on September 11, 2006 and expiring on December 31, 2008 subject to automatic one year renewals at the end of the initial term, subject to certain conditions, at an annual base salary of $205,000. The employment agreement also provided for Ms. Deptula-Hicks to receive a signing bonus of $20,000 and for her eligibility to receive during each employment year during the term of the agreement an annual incentive bonus (“Deptula-Hicks Incentive Bonus”) in each calendar year of up to $82,000 (except for the 2006 fiscal year where the bonus will not be less than $27,000) if the Company achieves goals and objectives mutually agreed upon by the Board and Ms. Deptula-Hicks..

Ms. Deptula-Hicks is also entitled to customary benefits, including participation in employee benefit plans and reasonable travel and entertainment expenses. The employment agreement provides that if her employment is terminated without cause or she terminates her agreement for “good reason,” as all such terms are defined in the employment agreement Ms. Deptula-Hicks will receive an amount equal her base salary then in effect for the greater of the remainder of her original term of employment or one (1) year from the date of termination plus the pro rata portion of any Deptula-Hicks Incentive Bonus earned in any employment year through the date of her termination. In the event that within six months of a “change in control” either (i) Ms. Deptula-Hicks is terminated by the Company without “cause” or (ii) she terminates her agreement for “good reason,” as all such terms are defined in the employment agreement, she will be entitled to receive her base salary then in effect for the greater of the remainder of his original term of employment or one (1) year from the date of termination plus any Deptula-Hicks Incentive Bonus which otherwise would have been payable to her for any employment year in which the date of his termination occurred.

Pursuant to the agreement and as an inducement to her joining the Company, Ms. Deptula-Hicks was also granted non-qualified stock options outside of a stockholder approved plan to purchase 275,000 shares of the Company's Common Stock on September 8, 2006, with an exercise price equal to $1.80, the closing sale price of the Common Stock on September 8, 2006. The options become exercisable as to (i) 55,000 shares on September 11, 2006, (ii) an additional 55,000 shares on March  31, 2007; (iii) an additional 55,000 shares on September 11, 2007; (iv) an additional 55,000 shares on September 11, 2008 and (v) an additional 55,000 shares on September 11, 2009. Vesting of the options accelerates as to the 55,000 shares to which the options become exercisable at the latest date (to the extent any such shares remain unvested at the time), upon the closing sale price of the Common Stock for a period of twenty (20) consecutive trading days exceeding (i) 200% of the exercise price of the per share of the option; (ii) 300% of the exercise price per share of the options or (iii) 400% of the exercise price per share of the options. The options expire on September 11, 2011, subject to earlier expiration under certain conditions. The unvested portion of these options will automatically vest if Ms. Deptula-Hicks employment is terminated by the Company without cause or by Ms. Deptula-Hicks for “good reason” within six (6) months of a change in control.

Separation Agreements with Former Officers

On February 16, 2005, the Company entered into a separation agreement and release with Dr. Steven K. Rogers (the “Agreement”) in connection with Dr. Rogers’ resignation as Chief Scientific Officer and Director of the Company. Dr. Rogers was formerly President and Chief Executive Officer of Qualia Computing, Inc., a company acquired by the Company in December, 2003. Pursuant to the Agreement, the Company and Dr. Rogers agreed to negotiate a consulting agreement (the “Consulting Agreement”) under which Dr. Rogers served as the Company’s Chief Consulting Scientist. The Consulting Agreement provided for a one-year term which could be terminated upon 30 days written notice by (i) Dr. Rogers for any reason or (ii) the Company for just and reasonable cause. During the period of the Consulting Agreement and for a period of two years thereafter, Dr. Rogers reaffirmed his previous agreements not to compete with the Company, not to solicit employees of the Company, and not to disclose confidential information of the Company. The Company and Dr. Rogers indicated the change in roles would permit Dr. Rogers to commit a portion of his time to academic activities and research unrelated to the Company’s business. Dr. Rogers terminated the Consulting Agreement during the second quarter of 2005.

On April 19, 2006 the Company entered into a separation agreement and release with W. Scott Parr, its then Chief Executive Officer and President, providing for his resignation from those positions with the Company effective May 15, 2006. Pursuant to the agreement Mr. Parr received his salary through May 15, 2006 and will receive a separation payment equal to $480,000 less applicable taxes and withholding, payable in 24 monthly installments. In addition the agreement provides Mr. Parr the ability to exercise his options to purchase Common Stock through the existing term of the options.

REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors is responsible for, among other things, assisting the Board in overseeing the Company’s executive compensation strategy and reviewing and approving the compensation of the Company’s executive officers. The Company’s compensation policy is to base compensation generally on performance, the Company’s resources, achievement of financial and operational objectives and comparative compensation data from other companies deemed to be applicable peer groups or benchmarks for the Company’s compensation program.

Stock Options. Stock option awards are intended to attract, retain and motivate personnel by affording them an opportunity to receive additional compensation based upon the performance of the Company's Common Stock. The size and grant of actual awards is determined by the Board on an individual basis, taking into account the individual’s role in the Company and standard principals of reward, retention and recognition to which option grants are geared. The Board’s determination as to the size of actual awards to individual executives is subjective, after taking into account the relative responsibilities and contributions of the individual employee.

By the Compensation Committee:

Elliot Sussman (Chairperson), James Harlan, and Rachel Brem

STOCK PERFORMANCE GRAPH

The following chart sets forth a line graph comparing the performance of the Company’s Common Stock, over the past five years. This graph assumes the investment of $100 on December 31, 2000, in the Company’s Common Stock, and compares the performance with the Nasdaq Composite Index, and the Nasdaq Medical Devices and Supplies, Manufacturers and Distributors Index. Measurement points are at December 31 for each respective year. Those companies which compete with the Company in its principal market are either small subsidiaries or divisions of large United States corporations or are foreign companies which are either not quoted on a stock exchange or for which data is difficult to obtain. For this reason the Company believes that the Nasdaq Medical Devices Index is representative of its peer group. The Company pays no dividends on its Common Stock. The Nasdaq Composite Index and the Nasdaq Medical Devices Index reflect a cumulative total return based upon the reinvestment of dividends of the stocks included in those indices. The historical information set forth below is not necessarily indicative of future performance.

Comparative 5-year Cumulative Total Return Among iCAD, Nasdaq Composite Index,
and the Nasdaq Medical Devices and Supplies, Manufacturers and Distribution Index

VOTING SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the Common Stock, Series A and Series B Convertible Preferred Stock of the Company owned on the Record Date by (i) each person who is known to the Company to own beneficially more than 5% of the outstanding shares of the Company's Common Stock (ii) each person named in the Summary Compensation Table, (iii) each director and each person who was an executive officer of the Company as of the Record Date, and (iv) all current executive officers and directors as a group. The table also provides information regarding beneficial owners of more than 5% of the outstanding shares of the Company’s Series A and Series B Convertible Preferred Stock. Unless otherwise indicated below, the address of each beneficial owner is c/o iCAD, Inc. 4 Townsend West, Suite 17, Nashua, New Hampshire 03063.

Name and Address of Beneficial Owner	Title of Class	Number of Shares Beneficially Owned (1) (2)		Percentage of Class
Robert Howard	Common	5,196,920	(3)	13.5%
145 East 57th Street
New York, New York 10022
Maha Sallam	Common	2,001,920	(4)	5.4%
Donald Chapman	Common	1,938,205	(5)	5.1%
8650 South Ocean Drive	Preferred Series A	4,600		89.3%
Jenson Beach, FL 34957	Preferred Series B	680		59.4%
W. Scott Parr	Common	815,645	(6)	2.2%
	Preferred Series A	550		10.7%
	Preferred Series B	50		4.4%
Edgar Ball	Preferred Series B	200		17.5%
PO Box 560726
Rockledge, FL 32956
John Westerfield	Preferred Series B	100		8.7%
4522 SW Bimini Circle N.
Palm City, FL 34990
Dr. Herschel Sklaroff	Common	88,942	(7)	*
Dr. Rachel Brem	Common	45,000	(8)	*
George Farley	Common	45,000	(9)	*
James Harlan	Common	185,000	(10)	*
Dr. Elliot Sussman	Common	48,000	(11)	*
Kenneth Ferry	Common	160,000	(12)	*
Jeffrey Barnes	Common	45,000	(13)
Stacey Stevens	Common	30,000	(14)	*
Annette Heroux	Common	154,100	(15)	*
Thomas Shoup	Common	80,000	(16)	*
Samuel Ronci	Common	85,000	(17)	*
John DeBiase	Common	4,000		*
Thomas Fister	Common	22,414		*
All current executive officers and	Common	8,661,427	(3), (4),	21.9%
directors as a group (12 persons)			& (6) through (14)
	Preferred Series A	550		10.7%
	Preferred Series B	50		4.4%

* Less than one percent

1)
A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the Record Date, upon the exercise of options, warrants or rights; through the conversion of a security; pursuant to the power to revoke a trust, discretionary account or similar arrangement; or pursuant to the automatic termination of a trust, discretionary account or similar arrangement. Each beneficial owner’s percentage ownership is determined by assuming that the options or other rights to acquire beneficial ownership as described above, that are held by such person (but not those held by any other person) and which are exercisable within 60 days from the Record Date, have been exercised.

2)	Unless otherwise noted, the Company believes that the persons referred to in the table have sole voting and investment power with respect to all shares reflected as beneficially owned by them.

3)
Includes options to purchase 10,000 shares of the Company’s Common Stock at $1.72 per share and 75,000 shares at $2.76 per share, 1,427,257 shares of the Company’s Common Stock pursuant to convertible notes issued to Mr. Howard pursuant to the Loan Agreement with the Company and 20,000 shares beneficially owned by Mr. Howard’s wife.

4)
Includes options to purchase 56,250 shares of the Company’s Common Stock at $0.80 per share, 100,000 shares at $3.49 per share and also includes 183,625 shares beneficially owned by Dr. Sallam’s husband.

5)
Includes 28,000 shares owned by Mr. Chapman’s wife, 460,000 shares of Common Stock issuable upon conversion of 4,600 shares of Series A Convertible Preferred Stock and 340,000 shares of Common Stock issuable upon conversion of 680 shares of Series B Convertible Preferred Stock owned by Mr. Chapman.

6)
Includes 11,000 shares owned by Mr. Parr’s wife. Also includes options to purchase 275,268 shares of the Company’s Common Stock at $1.13 per share, 125,000 shares at $0.81 per share, 2,250 shares at $1.00 per share, 4,000 shares at $0.95 per share, 25,000 shares at $1.75 per share, 100,000 shares at $2.69 per share and 150,000 shares at $3.92 per share, 55,000 shares of Common Stock issuable upon conversion of 550 shares of Series A Convertible Preferred Stock and 25,000 shares of Common Stock issuable upon conversion of 50 shares of Series B Convertible Preferred Stock owned by Mr. Parr.

7)	Includes options to purchase 45,000 shares of the Company’s Common Stock at $3.35 per share.

8)	Includes options to purchase 45,000 shares of the Company’s Common Stock at $3.35 per share.

9)	Includes options to purchase 45,000 shares of the Company’s Common Stock at $3.35 per share.

10)	Includes options to purchase 25,000 shares of the Company’s Common Stock at $1.75 per share and 75,000 shares at $1.55 per share.

11)	Includes options to purchase 15,000 shares of the Company’s Common Stock at $1.55 per share.

12)	Includes options to purchase 160,000 shares of the Company’s Common Stock at $1.59 per share.

13)	Includes options to purchase 45,000 shares of the Company’s Common Stock at $1.59 per share.

14)	Includes options to purchase 30,000 shares of the Company’s Common Stock at $1.98 per share.

15)
Includes options to purchase 6,600 shares of the Company’s Common Stock at $0.81 per share, 3,000 shares at $0.95 per share, 23,317 shares at $1.13 per share, 20,183 shares at $1.55 per share, 1,000 shares at $1.72 per share, 35,000 shares at $1.75 per share, 25,000 shares at $2.69 per share and 35,000 shares at $3.92 per share.

16)	Includes options to purchase 80,000 shares of the Company’s Common Stock at $5.28 per share.

17)	Includes options to purchase 50,000 shares of the Company’s Common Stock at $3.32 per shares and 35,000 shares at $3.92 per share.

Equity Compensation Plan

The following table provides certain information with respect to all of the Company’s equity compensation plans in effect as of December 31, 2005.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights Column (a)	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a))
Plan Category:
Equity compensation plans approved by security holders:	4,249,763	$3.03	598,112
Equity compensation plans not approved by security holders (1):	1,003,311	$5.55	-0-
Total	5,253,074	$3.52	598,112

(1)
Represents the aggregate number of shares of Common Stock issuable upon exercise of individual arrangements with option and warrant holders. These options and warrants are five years in duration, expire at various dates between November 24, 2008 and December 15, 2009, contain anti-dilution provisions providing for adjustments of the exercise price under certain circumstances and have termination provisions similar to options granted under stockholder approved plans. A description of the Company’s Stock Option Plans can be found in Note 8 of Notes to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company has entered into the Loan Agreement with Mr. Robert Howard, Chairman of the Board of Directors of the Company, under which Mr. Howard has agreed to advance funds, or to provide guarantees of advances made by third parties in an amount up to $5,000,000. The Loan Agreement expires March 31, 2007, subject to extension by the parties. Outstanding advances are collateralized by substantially all of the assets of the Company and bear interest at prime interest rate plus 1% (9.25% at June 30, 2006). Mr. Howard is entitled to convert outstanding advances made by him under the Loan Agreement into shares of the Company's Common Stock at any time based on the outstanding closing market price of the Company's Common Stock at the lesser of the market price at the time each advance is made or at the time of conversion.

During the fourth quarter of 2005, based on a previous agreement from Mr. Howard to reduce the interest rate pursuant to the Loan Agreement to prime rate plus 1%, the Company applied an interest overpayment totaling $41,094 to the principal balance of the loan. As of December 31, 2005, $258,906 was owed by the Company to Mr. Howard and the Company had $4,741,094 available for future borrowings under the Loan Agreement.

On June 13, 2006 the Company borrowed $2,000,000 from Mr. Howard, pursuant to the Loan Agreement and at June 30, 2006 $2,258,906 was owed by the Company to Mr. Howard pursuant to the Loan Agreement and the Company had $2,741,094 available for future borrowings under the Loan Agreement. Notwithstanding the current expiration date of Loan Agreement, Mr. Howard has agreed not to request repayment of the amounts due to him under the Loan Agreement prior to March 31, 2008. Mr. Howard has also agreed that while the Loan Agreement exists not to convert any outstanding advances under the Loan Agreement into shares of the Company’s Common Stock that would exceed the available shares for issuance defined as the authorized shares of the Company’s Common Stock less issued and outstanding common shares less any reserved shares for outstanding convertible preferred stock, non-employee warrants and non-employee stock options

On June 19, 2006, the Company borrowed $200,000 from an emancipated adult son of its Chairman of the Board (the “Purchaser”) pursuant to a Note Purchase Agreement dated June 19, 2006 and evidenced by a 7% Convertible Promissory Note (“Promissory Note”). The Promissory Note matures on June 19, 2008, subject to the right of the holder to accelerate payment upon the Company filing for or being adjudicated bankrupt or insolvent. The Purchaser or holder of the Promissory Note may convert the principal and accrued and unpaid interest under the note into shares of the Company’s Common Stock at a price of $1.50 per share, which conversion price is subject to adjustment under certain circumstances such as common stock splits, or combinations or common stock dividends The Purchaser has agreed that he will not convert any principal amount or accrued and unpaid interest outstanding under the Promissory Note into shares of the Company’s Common Stock that would exceed the number of shares of the Company’s Common Stock then available for issuance defined as the authorized shares of the Company’s Common Stock less issued and outstanding common shares less any reserved shares for outstanding convertible preferred stock, non-employee warrants and non-employee stock options.

On June 20, 2006, the Company borrowed $300,000 from its Chief Executive Officer, Mr. Kenneth Ferry, pursuant to a Note Purchase Agreement dated June 19, 2006 and evidenced by a 7% Convertible Promissory Note (“Note”). The Note matures on June 20, 2008, subject to the right of Mr. Ferry or holder of the Note to accelerate payment upon the Company filing for or being adjudicated bankrupt or insolvent. Mr. Ferry or other holder of the Note may convert the principal and accrued and unpaid interest under the Note into shares of the Company’s Common Stock at a price of $1.50 per share, which conversion price is subject to adjustment under certain circumstances such as common stock splits, or combinations or common stock dividends. Mr. Ferry has also agreed that he will not convert any principal amount or accrued and unpaid interest outstanding under the Note into shares of the Company’s Common Stock that would exceed the number of shares of the Company’s Common Stock then available for issuance defined as the authorized shares of the Company’s Common Stock less issued and outstanding common shares less any reserved shares for outstanding convertible preferred stock, non-employee warrants and non-employee stock options.

Between September 12, 2006 and September 19, 2006, the Company borrowed a total sum of $3,000,000 (the “Loans”) from ten accredited investors including the following: Mr. Robert Howard (as to $1,350,000), Mr. James Harlan (as to $300,000) and Dr. Elliot Sussman (as to $100,000), all of whom are directors of the Company, $50,000 by each of the following executive officers of the Company: Mr. Jeffrey Barnes and Ms. Stacey Stevens, and $50,000 by an adult emancipated son of Mr. Howard, pursuant to Note Purchase Agreements (“Agreements”) between the Company and each of the investors. The Loans are and evidenced by 7.25% Convertible Promissory Notes (“Convertible Notes”) issued by the Company in favor of the investors. The Convertible Notes mature two years from the date of issue subject to the right of the Company to repay the Convertible Notes and the right of the holders of the Convertible Notes to accelerate payment of their respective Convertible Notes upon the Company filing for or being adjudicated bankrupt or insolvent. The holders of the Convertible Notes may convert the principal and accrued and unpaid interest under the Convertible Notes into shares of the Company’s Common Stock at a price of $1.70 per share which conversion price is subject to adjustment under certain circumstances such as common stock splits, or combinations or common stock dividends. Certain of the holders of the Convertible Notes referred to above also agreed that they will not convert any principal amount or accrued and unpaid interest outstanding under their Convertible Note into shares of the Company’s Common Stock that would exceed the number of shares of the Company’s Common Stock then available for issuance defined as the authorized shares of the Company’s Common Stock less issued and outstanding common shares less any reserved shares for outstanding convertible preferred stock, non-employee warrants and non-employee stock options.

AUDIT COMMITTEE REPORT

In August 2005, the Audit Committee met with management and representatives of BDO Seidman, LLP to review preparations for the audit including reviews of control procedures required pursuant to implementation of Section 404 of the Sarbanes-Oxley Act of 2002, and the procedures and timing of the audit of the Company’s financial statements. In December 2005 the Audit Committee met with representatives of BDO Seidman, LLP to review and discuss plans for the audit of the Company’s financial statements for the year ended December 31, 2005. Following completion of the audit of the Company’s financial statements, the Audit Committee met with representatives of BDO Seidman, LLP to review the audit findings. The Audit Committee also conducted discussions with the Company’s independent auditors, BDO Seidman, LLP, regarding the matters required by the Statement on Auditing Standards No. 61. As required by Independence Standards Board Standard No. 1, “Independence Discussion with Audit Committees,” the Audit Committee has discussed with and received the required written disclosures and confirming letter from BDO Seidman, LLP regarding its independence and has discussed with BDO Seidman, LLP its independence. Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005.

The Audit Committee -

James Harlan (Chairperson), Elliot Sussman, George Farley

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

BDO Seidman, LLP has audited and reported upon the financial statements of the Company for the fiscal years ended December 31, 2005 and 2004.  It is  currently anticipated that BDO Seidman, LLP will be selected by the Audit Committee of the Board of Directors to examine and report upon the  financial  statements  of the Company for the fiscal year ending  December 31, 2006. A  representative  of BDO Seidman, LLP may be present at the Annual Meeting with the opportunity to make a statement  if he or she  desires  to do so and may be  available  to  respond to appropriate questions.

Audit Fees.  The aggregate fees billed by BDO Seidman, LLP for professional services rendered for the audit of the Company's annual financial statements for the years ended December 31, 2005 and 2004, the review of the financial statements included in the Company's Forms 10-Q and consents issued in connection with the Company’s filings on Form S-3 and S-8 for 2005 and 2004 totaled $358,050 and $209,289, respectively.

Audit-Related Fees. The aggregate fees billed by BDO Seidman, LLP for assurance and related services that are reasonably related to the performance of the audit or review of the Company's financial statements, for the years ended December 31, 2005 and 2004, and are not disclosed in the paragraph captions “Audit Fees” above, were $10,335 and $24,000 respectively.

The Audit Committee has established its pre-approval policies and procedures, pursuant to which the Audit Committee approved the foregoing audit services provided by BDO Seidman, LLP in 2005.  Consistent with the Audit Committee's responsibility for engaging the Company’s independent auditors, all audit and permitted non-audit services require pre-approval by the Audit Committee.  The full Audit Committee pre-approves proposed services and fee estimates for these services.  The Audit Committee chairperson or their designee has been designated by the Audit Committee to pre-approve any services arising during the year that were not pre-approved by the Audit Committee.  Services pre-approved by the Audit Committee chairperson are communicated to the full Audit Committee at its next regular meeting and the Audit Committee reviews services and fees for the fiscal year at each such meeting.  Pursuant to these procedures, the Audit Committee pre-approved the foregoing audit services provided by BDO Seidman, LLP.

No tax fees or other fees were paid to BDO Seidman, LLP for the years ended December 31, 2005 and 2004.

PROPOSAL I

APPROVAL OF OPTION EXCHANGE PROGRAM

The Board of Directors has determined that it would be in the best interests of the Company and its stockholders to implement a stock option exchange program (the “Option Exchange Program”). The Board believes that the Option Exchange Program will enhance long-term stockholder value by improving the Company’s ability to provide incentives to, and help retain its employees, directors and key consultants. Under the Option Exchange Program, the Company’s employees, directors and certain consultants (collectively, “Eligible Persons”) will be given a one-time opportunity to exchange their outstanding stock options with exercise prices greater than $2.00 per share (the “Eligible Options”) for options to purchase the same number of shares of the Company’s common stock at the greater of (i) the closing sale price of the Company’s common stock on the Replacement Grant Date (defined below) or (ii) $2.00 per share (the “New Options”) to be granted on or about the first business day following the expiration of a tender offer to be made to such Eligible Persons (the “Replacement Grant Date”). The New Options will have a term of two (2) years from the Replacement Grant Date.

BACKGROUND

The Board believes that, in order to enhance long-term stockholder value, the Company needs to implement and maintain competitive incentive compensation and retention programs for its employees, directors and consultants who are expected to contribute to the success of the Company. Stock options have been, and continue to be, a key part of the Company’s incentive compensation and retention programs. Stock options are designed to motivate and reward employees’, directors’ and consultants’ efforts toward the Company’s growth and success. By granting stock options to talented employees, directors and consultants, the Company intends to align their interests with its stockholders, provide incentives for them to grow long-term stockholder value and encourage the long-term employment of such employees and to foster the relationship of the Company with such consultants.

As a result of the market conditions over the past several years and the resulting deterioration in the stock price of the Company in particular, a significant number of the Company’s employees, directors and key consultants hold stock options with exercise prices that greatly exceed the current market price of the Company’s common stock. Consequently, the Board believes that these options no longer provide the long-term incentive and retention objectives that they were intended to provide. The Option Exchange Program is intended to address this situation by providing Eligible Persons with an opportunity to exchange Eligible Options for the New Options. To meet the Company’s need to provide incentive and retention objectives for the Eligible Persons while simultaneously protecting the interests of stockholders, the term of the New Options will be two (2) years from the Replacement Grant Date rather than the term of the options surrendered for exchange. Currently, options available for exchange have an average remaining term of eight (8) years.

The Company believes that in light of the Company’s recent financial condition, historical stock price ranges and the current price of its common stock, the exercise price of the New Options together with the reduction in the term of the New Options compared to the Eligible Options available for exchange will result in no compensation charge to the Company, although there can be no assurance that this will be the case. In addition, the Company believes, although there can be no assurance, that, at the same time, it is likely that the exercise price of the New Options will be sufficiently lower than the exercise price of the Eligible Options to achieve the goal of providing a further incentive to existing option holders to more closely align their interest with the interest of the Company’s stockholders. At September 21, 2006, the closing sale price of the Company’s Common Stock as listed on Nasdaq was $ 1.85.

Under Nasdaq rules stockholder approval is required to implement the Option Exchange Program. If approved by the stockholders, the Option Exchange Program would provide the Company with an opportunity to motivate its workforce to achieve future growth. By realigning the exercise prices of previously-granted stock options with the current value of the Company’s common stock, the Board believes that the outstanding options that are subject to the Option Exchange Program will again become important tools to help motivate and retain the Company’s employees, directors and key consultants and continue to align their interests with those of the Company’s stockholders. In addition, the Option Exchange Program is designed to reduce the period of time that the outstanding stock options can remain outstanding.

OVERVIEW OF THE OPTION EXCHANGE PROGRAM

In order to implement the Option Exchange Program, the Company proposes to commence an offer to Eligible Persons whereby, upon the terms and subject to the conditions set forth in “tender offer” documents and related materials that the Company is filing with the Securities and Exchange Commission (“SEC”) and distributing to all Eligible Persons in September 2006 (the “Offer to Exchange”), Eligible Persons will be offered an opportunity to exchange their Eligible Options for New Options. All New Options will be granted under the respective plans under which the options surrendered for exchange were issued, or in the case of non-plan options, pursuant to agreements that provide for the new exercise price and term of the option. Each New Option will have an exercise price equal to the greater of (i) the closing sale price of the Company’s common stock on the Replacement Grant Date or (ii) $2.00 per share (the “Option Price”). The ratio of exchanged Eligible Options to New Options will be one-to-one, meaning that Eligible Persons will receive New Options for the same number of shares that they elect to surrender in the Option Exchange Program. The Company currently expects that if this Proposal for the Option Exchange Program is approved by the stockholders, the Replacement Grant Date will occur on or about the first business day after the Annual Meeting. All of the New Options will vest in full on the Replacement Grant Date.

DETAILS OF THE OPTION EXCHANGE PROGRAM

IMPLEMENTING THE OPTION EXCHANGE PROGRAM

The Board of Directors has authorized the Option Exchange Program upon the recommendation of the Compensation Committee and subject to stockholder approval. The opportunity to participate in the Option Exchange Program will be made available to Eligible Persons through the “Offer to Exchange.” Eligible Persons will be given at least 20 business days to decide whether to cancel all or a portion of their Eligible Options in exchange for New Options. The Eligible Options tendered for cancellation under the Option Exchange Program will be cancelled on the expiration date of the offer which is currently expected to occur at the close of business on the date of the Annual Meeting unless the Company elects, in its sole discretion, not to accept any or all of such tendered options or otherwise extends the expiration date of the Offer to Exchange. The New Options will be granted on the Replacement Grant Date if the Option Exchange Program is approved by the stockholders and if the Company accepts the tendered options for cancellation. The Offer to Exchange will not be consummated, and accordingly there will be no exchange of options under the Option Exchange Program and the Option Exchange Program will automatically terminate, if this Proposal to approve the Option Exchange Program does not receive the requisite affirmative vote of stockholders at the Annual Meeting or any adjournment or postponement thereof. Even if approved by the stockholders, the Board will retain the authority, in its sole discretion, to terminate, modify or postpone the Option Exchange Program at any time prior to the expiration date of the Offer to Exchange.

OUTSTANDING OPTIONS ELIGIBLE FOR THE OPTION EXCHANGE PROGRAM

As of September 22, 2006, options to purchase 1,692,065 shares of common stock were outstanding and eligible to participate in the Option Exchange Program. These options are fully vested, have exercise prices ranging from $2.55 to $5.28, an average exercise price of $3.76, and expire between June 2012 and August 2015.

ELIGIBILITY

The Option Exchange Program generally will be made available to all current Eligible Persons who hold Eligible Options. An eligible employee must be employed and may not have received nor have given a notice of termination at the time the Offer to Exchange commences. Additionally, an eligible employee, director or consultant who surrenders his or her Eligible Options for exchange must also be an employee, director or consultant on the date that the New Options are granted in order to receive the New Options. As of September 22, 2006 there were 52 employees holding Eligible Options.

OPTIONS HELD BY OFFICERS AND DIRECTORS THAT ARE SUBJECT TO THE OPTION EXCHANGE PROGRAM

The following table sets forth information regarding the number and range and average exercise prices of options held by the Company’s executive officers and directors that will be eligible to participate in the Option Exchange Program:

Name	Number of Options	Exercise Price Range	Weighted Average Exercise Price
Kenneth Ferry	-	-	-
Jeffrey Barnes	-	-	-
Darlene Deptula-Hicks	-	-	-
Stacey Stevens	-	-	-
Robert Howard	75,000	$2.76	$2.76
Rachel Brem	45,000	$3.35	$3.35
George Farley	45,000	$3.35	$3.35
James Harlan	-	-	-
W. Scott Parr	250,000	$2.69- $3.92	$3.43
Maha Sallam	100,000	$3.49	$3.49
Herschel Sklaroff	45,000	$3.35	$3.35
Elliot Sussman	-	-	-
Executive Officers as a group (4 persons)	-	-	-
Non-Executive Officer Directors as a group (8 persons)	560,000	$2.69- $3.92	$3.33

ELECTION TO PARTICIPATE

Under the Option Exchange Program, Eligible Persons will be given a one-time opportunity to exchange some or all of their Eligible Options for the same number of New Options at a new exercise price to the greater of (i) the closing sale price of the Company’s common stock on the Replacement Grant Date or (ii) $2.00 per share.

Participation in the Option Exchange Program will be voluntary. Eligible Persons will be permitted to exchange all or any portion of their Eligible Options for New Options on a whole-grant-by-whole-grant basis.

Voting by Eligible Persons in favor of this Proposal at the annual meeting does not constitute an election by them to participate in the Option Exchange Program.

EXERCISE PRICE OF NEW OPTIONS

The exercise price, or the Option Price, of the New Options will be the greater of (i) the closing sale price of the Company’s common stock on the Replacement Grant Date or (ii) $2.00 per share .

VESTING OF NEW OPTIONS

The New Options will be completely vested at the the Replacement Grant Date.

Other restrictions or terms regarding the exercise of New Options will be set forth in an option agreement to be entered into as of the Replacement Grant Date.

TERM OF THE NEW OPTIONS

Each New Option will have a term equal to two years from the Replacement Grant Date (subject to earlier expiration of the New Option upon termination of the employment of an optionee who is an employee).

FORM OF THE NEW OPTIONS

All New Options will be non-qualified options under U.S. tax laws, regardless of whether the Eligible Persons tendered in the Offer to Exchange are incentive stock options or non-qualified options.

OTHER TERMS AND CONDITIONS OF THE NEW OPTIONS

The other terms and conditions of the New Options will be set forth in an option agreement to be entered into effective as of the Replacement Grant Date. The New Options to be granted under one of the Company’s Option Plans will also be subject to the terms and conditions of such plan, which generally are expected to be comparable to the other terms and conditions of the Eligible Options. The shares of common stock for which the New Options may be exercised are expected to be registered with the SEC.

CANCELLATION OF ELIGIBLE OPTIONS SURRENDERED

The Eligible Options surrendered will be cancelled on the expiration date of the Exchange Offer, unless the Company elects, in its sole discretion, not to accept for surrender any or all of the Eligible Options.

ACCOUNTING TREATMENT

The Company will recognize a compensation expense for financial reporting purposes with respect to the New Options issued pursuant to the Offer. The amount of the expense will be determined on an option-by-option basis and will be equal to the amount by which (i) The fair value of each tendered option exceeds (ii) the fair value of the cancelled Eligible Options as calculated immediately before their cancellation. Such fair value will be determined in accordance with the valuation standards of Financial Accounting Standard 123R. Any resulting compensation charge will be recognized at the Replacement Grant Date. The Company believes that the in light of the Company’s recent financial condition, historical stock price ranges and the current price of its common stock, the anticipated new exercise price of the New Options together with the reduction in the term of the New Options compared to the options available for exchange will result in no compensation charge to the Company, although there can be no assurance that this will be the case. Therefore, depending upon the number of eligible options that are tendered for exchange and the actual exercise price of the New Options, the compensation charge to the Company could be material.

U.S. FEDERAL INCOME TAX CONSEQUENCES

The following general summary of the material U.S. federal income tax consequences of the exchange of Eligible Options under this Option Exchange Program to Eligible Persons.

This discussion is based on the current Internal Revenue Code of 1986, as amended, its legislative history, Treasury Regulations and administrative and judicial interpretations, all of which may change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to an Eligible Person nor is it intended to apply in all respects to all categories of Eligible Employees.

U.S. Federal Income Tax Consequences of Nonqualified Stock Options. The exchange of Eligible Options that are nonqualified options should be treated as a non-taxable exchange and no income should be recognized for U.S. federal income tax purposes upon grant of the New Options. However, when a New Option is exercised, the difference between the exercise price of such option and the fair market value of the shares subject to the option on the date of exercise will be treated as taxable compensation income to the exercising holder who will be subject to withholding of income and employment taxes at that time.

The subsequent sale of the shares acquired pursuant to the exercise of a nonqualified stock option generally will give rise to capital gain or loss equal to the difference between the sale price and the sum of the exercise price paid for the shares plus the ordinary income previously recognized with respect to the shares, and these capital gains or losses will be treated as long-term capital gains or losses if the shares are held for more than one year following exercise of the option.

U.S. Federal Income Tax Consequences of Incentive Stock Options. The exchange of Eligible Options that are incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended should be treated as a non-taxable exchange and no income should be recognized for U.S. federal tax purposes upon grant of the New Options. All of the New Options will be nonqualified stock options, and will be subject to federal income taxation as described above. Unlike incentive stock options, nonqualified stock options are not eligible for certain favorable tax treatment available to incentive stock options described below.

Under current law, a holder will not realize taxable income when incentive stock options were granted to the holder. In addition, a holder generally would not realize taxable income when the holder exercises an incentive stock option. However, alternative minimum taxable income would be increased by the amount that the aggregate fair market value of the shares a holder can purchase under the option, which is generally determined as of the date of exercise the option, exceeds the aggregate exercise price of the option. Generally, if an incentive stock option is exercised more than three months after employment of an option holder is terminated, even if permitted by the option agreement, the option will not be treated as an incentive stock option and will be subject to taxation under the rules applicable to nonqualified stock options that are discussed above.

If common stock acquired by exercising an incentive stock option is sold, the tax consequences of the sale depend on whether the disposition is “qualifying” or “disqualifying.” The disposition of the common stock is qualifying if it is made after the later of: (a) more than two years from the date the incentive stock option was granted and (b) more than one year after the date the incentive stock option was exercised.

If the disposition of the common stock received upon exercise of an incentive stock option is qualifying, any excess of the sale price over the exercise price of the option will be treated as long-term capital gain taxable to the holder at the time of the sale. If the disposition is not qualifying, which is referred to as a “disqualifying disposition,” the excess of the fair market value of the common stock on the date the option was exercised over the exercise price will be taxable ordinary income to the holder at the time of the sale. However, if the difference between the sale price and the option exercise price is less than the difference between the fair market value of the common stock on the exercise date and the exercise price, this lesser amount is ordinary income to the holder. Any amount in excess of the ordinary income amount will be long term capital gain or short term capital gain, depending on whether or not the common stock was sold more than one year after the option was exercised.

The above description is only a summary of the U.S. federal income tax consequences of the exchange of Eligible Options under the Option Exchange Program to a holder of Eligible Options, and is not intended to provide any tax advice in connection with the Option Exchange Program.

POTENTIAL MODIFICATIONS OF TERMS TO COMPLY WITH GOVERNMENTAL OR OTHER REQUIREMENTS

The terms of the Option Exchange Program will be described in an Offer to Exchange that will be filed with the SEC. It is possible that the SEC will require material modification of the terms of the Option Exchange Program. Consequently, the Company may be required to alter the terms of the Option Exchange Program to comply with SEC comments. The Company also reserves the right, in its sole discretion, to suspend, modify or terminate the Option Exchange Program at any time for any reason prior to the Replacement Grant Date. Eligible Persons, as well as stockholders and members of the public will be able to obtain a copy of the Offer to Exchange and other documents filed by the Company with the SEC with respect to the Option Exchange Program free of charge from the SEC’s website at www.SEC.gov.

EFFECT ON STOCKHOLDERS

The proposed Option Exchange Program has been designed so that, assuming all Eligible Options are exchanged, the value of the Eligible Options surrendered (as determined by the Company under the Black-Sholes pricing model that the Company uses to calculate the value of its options) on an aggregate basis, is expected to be greater than or equal to the value of the New Options granted (due to the effect under the Black-Sholes pricing model of the decrease in the term of the New Options when compared to the Eligible Options), which is expected to minimize the dilution in ownership that normally results from supplemental grants of new stock options. However, the Company is not able to predict with certainty the impact the Option Exchange Program will have on stockholders, because it is unable to predict how many Eligible Persons will exchange their Eligible Options or what the future market price of the Company’s common stock will be.

STOCKHOLDER VOTE REQUIRED

The affirmative vote of the holders of a majority of the aggregate votes represented by the shares of Common Stock and Series A Preferred Stock cast at the annual meeting with respect to the proposal is required for the approval of the Option Exchange Program.

Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE OPTION EXCHANGE PROGRAM.

STOCKHOLDER PROPOSALS FOR 2007 ANNUAL MEETING

The Company currently anticipates that its 2007 Annual Meeting of Stockholders will be held in the month of June 2007. Therefore, stockholders who wish to present proposals appropriate for consideration at the Company's Annual Meeting of Stockholders to be held in the year 2007 must submit the proposal in proper form to the Company at its address set forth on the first page of this proxy statement and in accordance with applicable regulations of the SEC not later than March 30, 2007 in order for the proposition to be considered for inclusion in the Company's proxy statement and form of proxy relating to such annual meeting. Any such proposals, as well as any questions related thereto, should be directed to the Secretary of the Company.

If a stockholder submits a proposal after the March 30, 2007 deadline but still wishes to present the proposal at the Company's Annual Meeting of Stockholders (but not in the Company's proxy statement) for the fiscal year ending December 31, 2006, the proposal, which must be presented in a manner consistent with the Company's By-Laws and applicable law, must be submitted to the Secretary of the Company in proper form at the address set forth above no later than April 16, 2007. The Company did not receive notice of any proposed matter to be submitted by stockholders for a vote at this Annual Meeting and, therefore, in accordance with Exchange Act Rule 14a-4(c) any proxies held by persons designated as proxies by the Company's Board of Directors and received in respect of this Annual Meeting will be voted in the discretion of the Company's management on such other matter which may properly come before the Annual Meeting. Moreover, if the Company does not receive notice by April 16, 2007 of a proposed matter to be submitted by a stockholder for stockholders vote at the Annual Meeting of Stockholders for the fiscal year ending December 31, 2006 to be held in 2007, then, in accordance with Exchange Act Rule 14a-4(c) any proxies held by persons designated as proxies by the Company's Board of Directors in respect of such Annual Meeting may be voted at the discretion of such persons on such matter if it shall properly come before such Annual Meeting.

OTHER INFORMATION

Proxies for the Annual Meeting will be solicited by mail and through brokerage institutions and all expenses involved, including printing and postage, will be paid by the Company.

A COPY OF THE COMPANY'S ANNUAL REPORT FOR THE FISCAL YEAR ENDED DECEMBER 31, 2005 IS BEING FURNISHED HEREWITH TO EACH STOCKHOLDER OF RECORD AS OF THE CLOSE OF BUSINESS ON AUGUST 22, 2006. ADDITIONAL COPIES OF SUCH ANNUAL REPORT WILL BE PROVIDED FOR A NOMINAL CHARGE UPON WRITTEN REQUEST TO:

ICAD , INC. 4 TOWNSEND WEST, SUITE 17 NASHUA, NEW HAMPSHIRE 03063 ATTENTION: ANNETTE HEROUX

The Board of Directors is aware of no other matters, except for those incident to the conduct of the Annual Meeting, that are to be presented to stockholders for formal action at the Annual Meeting. If, however, any other matters properly come before the Annual Meeting or any adjournments thereof, it is the intention of the persons named in the proxy to vote the proxy in accordance with their judgment.

By order of the Board of Directors,

Kenneth Ferry President and Chief Executive Officer

September 22, 2006

iCAD, Inc.
4 Townsend West, Suite 17
Nashua, New Hampshire 03063

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD OCTOBER 20, 2006.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints KENNETH FERRY and DARLENE DEPTULA-HICKS, and each of them, Proxies, with full power of substitution in each of them, in the name, place and stead of the undersigned, to vote at the Annual Meeting of Stockholders of iCAD, Inc. (the "Company") on Friday, October 20, 2006, at 10:00 AM or at any adjournment or adjournments thereof, according to the number of votes that the undersigned would be entitled to vote if personally present, upon the following matters:

(Continued and to be dated and signed on reverse side)

PROXY

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS GIVEN ABOVE. IF NO INSTRUCTIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR THOSE NOMINEES AND THE PROPOSAL LISTED BELOW.							Please mark your votes like this ☒
1. Election of Class I Directors:					FOR	AGAINST	ABSTAIN
FOR all nominees listed below (except as indicated to the contrary)	☐	WITHHOLD AUTHORITY to vote for all nominees listed below	☐	2 To approve the Company’s proposed exchange offer to certain of its option holders.	☐	☐	☐

Kenneth Ferry, George Farley and Herschel Sklaroff				3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.
(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name in the space below)

COMPANY ID:

PROXY NUMBER:

ACCOUNT NUMBER:

Signature ________________________________________ Signature if held jointly ___________________________________ Dated _____________2006
Please sign exactly as name appears hereon When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.